SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a)
              OF THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. __)

             Filed by the Registrant                 [X]
             Filed by a Party other than Registrant  [ ]

                     Check the appropriate box:

             [ ]  Preliminary Proxy Statement
             [ ]  Confidential, for Use of the Commission Only
                  (as permitted by Rule 14a-6(e)(2))
             [X]  Definitive Proxy Statement
             [ ]  Definitive Additional Materials
             [ ]  Soliciting Material Pursuant to
                  Section 240-14a-11(c) or Section 240.14a-12

                 Inter-Regional Financial Group, Inc.
                 ------------------------------------
          (Name of Registrant as Specified in its Charter)

                 ------------------------------------
          (Name of Person(s) Filing Proxy Statement if other
                         than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii),
     14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2) of
     Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rule 14a
     -6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction
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(2)  Aggregate number of securities to which transaction applies:
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     computed pursuant to Exchange Act Rule 0-11*/:
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
                                IFG
                Inter-Regional Financial Group, Inc.

                          1995 NOTICE OF
                         ANNUAL MEETING &
                         PROXY STATEMENT

                    Dain Bosworth Incorporated
                  Rauscher Pierce Refsnes, Inc.
               IFG Asset Management Services, Inc.
                 Regional Operations Group, Inc.

March 23, 1995

To Our Stockholders,

You are cordially invited to attend the Annual Meeting of IFG's Stockholders, which will be held in the Windows on Minnesota Room, 50th Floor, IDS Center, 80 South Eighth Street, Minneapolis, Minnesota, on Tuesday, May 2, 1995, at 3:00 p.m.

This booklet contains your official notice of the 1995 Annual Meeting and a Proxy Statement which includes information about the matters to be acted upon. Members of the management and Board of Directors of IFG will be on hand at the meeting to answer questions and to discuss any matters relating to IFG that may properly arise.

Whether or not you plan to attend the 1995 Annual Meeting in person, we urge you to participate by reading the Proxy Statement and completing and returning your proxy card as promptly as possible. This will ensure that your vote is recorded on the matters brought before the meeting.

Sincerely,

Irving Weiser
President and Chief Executive Officer

Official Notice of 1995 Annual Meeting of Stockholders

The 1995 Annual Meeting of Stockholders of Inter-Regional Financial Group, Inc. ("IFG") will be held in the Windows on Minnesota Room, 50th Floor, IDS Center, 80 South Eighth Street, Minneapolis, Minnesota, on Tuesday, May 2, 1995, at 3:00 p.m., for the following purposes:

1.  To elect nine directors to hold office for the ensuing year;

2.  To  ratify   the  selection  of  KPMG  Peat  Marwick  LLP  as
independent auditors  of IFG  for the fiscal year ending December
31, 1995; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of IFG's Common Stock at the close of business on March 10, 1995, will be entitled to receive notice of and to vote at the meeting. A list of such holders will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the Company's headquarters, Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota.

By Order of the Board of Directors

Carla J. Smith
Secretary

Minneapolis, Minnesota
March 23, 1995

Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS TUESDAY, MAY 2, 1995

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Inter-Regional Financial Group, Inc. ("IFG") for use at the 1995 Annual Meeting of Stockholders to be held on Tuesday, May 2, 1995, and at any adjournments thereof. This Proxy Statement and the accompanying proxy card are being mailed on or about March 23, 1995, to holders of record of shares of the Common Stock of IFG as of the close of business on March 10, 1995. If the enclosed proxy card is completed, signed and returned to IFG prior to the 1995 Annual Meeting, it will be voted as specified. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of IFG.

On March 10, 1995, IFG had outstanding 8,070,158 shares of Common Stock. Each holder of record of such shares as of the close of business on March 10, 1995, will be entitled to one vote for each share of Common Stock held on such date on all matters being presented at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of IFG's Common Stock by all persons known by IFG to beneficially own more than 5 percent of IFG's Common Stock, by the directors and director nominees, by the executive officers of IFG named in the Summary Compensation Table appearing on page 7 and by all directors and executive officers of IFG as a group. Except as otherwise indicated, such information is provided as of March 10, 1995, and the named beneficial owner possesses sole voting and investment power with respect to all shares.

                                   Amount and Nature
Name of Beneficial       Title of   of Beneficial         Percent
      Owner                Class      Ownership          of Class
- -----------------------------------------------------------------
Granahan Investment
 Management Inc.          Common    430,600 (1)             5.34%
John C. Appel             Common     49,853 (2)(3)(4)           *
Susan S. Boren            Common      4,200 (2)                 *
F. Gregory Fitz-Gerald    Common      9,000 (2)                 *
Richard D. McFarland      Common    103,670 (3)             1.29%
Lawrence Perlman          Common      8,200 (2)                 *
C. A. Rundell, Jr.        Common      3,000 (2)                 *
Robert L. Ryan            Common      4,000 (2)                 *
Arthur R. Schulze, Jr.    Common      9,500 (2)                 *
David A. Smith            Common     94,401 (2)(3)(4)       1.16%
Irving Weiser             Common     92,444 (2)(3)(4)(5)(6) 1.14%
Daniel J. Reuss           Common     13,995 (2)(3)(4)(5)        *
J. Scott Spiker           Common          _                     _
All directors and
 executive officers as
 a group (16 persons)     Common    406,693 (2)(3)(4)(5)(6) 4.96%

* Less than 1%.


(1) Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Granahan Investment Management Inc. ("Granahan"), a registered investment adviser, with respect to shares held as of December 31, 1994. The Schedule 13G states that Granahan has sole power to vote and direct the disposition of the shares. Granahan's address is 303 Wyman Street, Waltham, MA 02154.

(2) Includes the following number of shares issuable upon exercise of currently exercisable options granted pursuant to IFG's 1986 Stock Option Plan: Mr. Appel, 14,570; Ms. Boren, 4,000; Mr. Fitz-Gerald, 6,000; Mr. Perlman, 6,000; Mr. Rundell, 3,000; Mr. Ryan, 3,000; Mr. Schulze, 6,000; Mr. Smith, 35,100;
Mr. Weiser, 42,800; Mr. Reuss, 3,720; and all directors and executive officers as a group (16 persons), 128,050.

(3) Includes the following number of shares held in the IFG Stock Bonus Plan: Mr. Appel, 9,668; Mr. McFarland, 11,620; Mr. Smith, 19,925; Mr. Weiser, 11,060; Mr. Reuss, 6,018; and all directors and executive officers as a group (16 persons), 61,086. Shares held in the Stock Bonus Plan are allocated to the accounts of participating employees at the end of each fiscal quarter. As a result, ownership amounts for shares held by participating employees in the Stock Bonus Plan are provided as of December 31, 1994. As of February 28, 1995, a total of 3,162,920 shares of Common Stock, or 39.19 percent of the outstanding, were held in the Stock Bonus Plan. Voting of shares held in the Stock Bonus Plan is passed through to the participating employees. Participating employees are also entitled to determine, on a confidential basis, whether shares held in the Stock Bonus Plan for their benefit will be tendered in a tender or exchange offer. Vested shares held in the Stock Bonus Plan for participating employees may be distributed subject to in-service loan and distribution rules or after certain events of maturity (separation from service, death or disability).

(4) Includes the following number of shares held for the account of such executive officer pursuant to the IFG Executive Deferred Compensation Plan: Mr. Appel, 12,965; Mr. Smith, 15,621; Mr. Weiser, 16,953; Mr. Reuss, 3,257; and all directors and executive officers as a group (16 persons), 55,571. As of February 28, 1995, 133,825 shares of Common Stock, or 1.66 percent of the outstanding shares, were held in the Executive Deferred
Compensation Plan. Shares held in the Executive Deferred Compensation Plan are credited to the accounts of the respective participating employees annually following payment of bonuses for the preceding year. All shares held for the accounts of participants under the Executive Deferred Compensation Plan will be voted by the trustee of the related trust in its sole discretion on all matters. Participants are not entitled to encumber or borrow against shares held for their accounts under the Executive Deferred Compensation Plan, and all such shares are subject to the claims of IFG's general unsecured creditors in the event of its insolvency or bankruptcy. Each participating senior executive must elect prior to the beginning of each year in which a bonus is earned whether the shares purchased with the deferred portion of such bonus and the vested portion of any related employer-matching contributions will be distributed during employment or following retirement. Participants may change their investment election with respect to a year's deferred bonus amount and the vested portion of any related employer-matching contribution from IFG Common Stock to an alternate fixed income investment, but any such change would result in the forfeiture of the unvested portion of any related employer-matching contribution.

(5) Excludes the following number of shares beneficially owned by the spouse of such executive officer and disclaimed by such executive officer: Mr. Weiser, 280; Mr. Reuss, 75; and all directors and executive officers as a group (16 persons), 355.

(6) Includes the following number of shares held in trust accounts for the benefit of such executive officer's children and for which such executive officer has voting and disposition power: Mr. Weiser, 600; and all directors and executive officers as a group (16 persons), 600.

COMPLIANCE WITH SECTION 16(a) OF THE
   SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires IFG's directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of IFG's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of such Common Stock. Officers, directors and greater-than-10-percent beneficial owners are also required to furnish IFG with copies of all Section 16(a) forms they file. To IFG's knowledge, based upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all Section 16(a) filing requirements applicable to IFG's directors, executive officers and greater-than-10-percent beneficial owners were satisfied.

Proposal 1 - Election of Directors

NOMINEES

Nine individuals have been nominated for election to IFG's Board of Directors at the 1995 Annual Meeting of Stockholders to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). Three of the nominees for election are officers of IFG and/or Dain Bosworth Incorporated ("DBI") or Rauscher Pierce Refsnes, Inc. ("RPR"), subsidiaries of IFG.

The accompanying proxy is intended to be voted FOR the election of the nominees named below, unless authority to vote for one or more of such nominees is withheld as specified in the proxy card. If an executed proxy card is returned and no instruction is given, the shares of IFG Common Stock represented by such proxy will be voted in favor of such election. If an executed proxy card is returned and authority to vote with respect to any or all of the nominees is withheld as specified in the proxy card, the shares of IFG Common Stock represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee or nominees, but will not be considered to have been voted in favor of such nominee or nominees.

The accompanying proxy may not be voted for more than nine directors. The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for the election of each director, and cumulative voting is not permitted. In the event that any nominee becomes unable or unwilling to serve as a director for any reason, the accompanying proxy will be voted by the persons named therein in accordance with their best judgment. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

Each nominee has furnished the following information to IFG with respect to his or her principal occupations or employment during the last five years and his or her directorships of other companies subject to the reporting requirements of the Securities Exchange Act of 1934 or the Investment Company Act of 1940.

[PHOTO]     JOHN C. APPEL
            President and
            Chief Operating Officer
            Dain Bosworth Incorporated

John C. Appel, 46, was named President and Chief Operating Officer of DBI in February 1994. Prior to that time, Mr. Appel had served as Chief Financial Officer of IFG since 1986 and of DBI since 1990. Mr. Appel has also been an Executive Vice President of IFG since 1990. Prior to joining IFG in 1986, Mr. Appel was a partner with the accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche). Mr. Appel is a new nominee to serve on IFG's Board of Directors. Mr. Appel also serves as a director of Smith Breeden Associates, a registered investment adviser.

[PHOTO]     SUSAN S. BOREN
            Senior Vice President,
            Customer Development/Direct
            Response, of the Department
            Store Division of Dayton Hudson
            Corporation

Susan S. Boren, 48, has been Senior Vice President, Customer Development/Direct Response, of the Department Store Division of Dayton Hudson Corporation since 1994. She was Group Vice President of Stores from 1991 to 1994 and Senior Vice President of Human Resources from 1987 to 1991 for the Department Store
Division. From 1981 to 1987, Ms. Boren held various other positions with Dayton Hudson Corporation. Ms. Boren has been a director of IFG since February 1993. She is also a director of The Valspar Corporation.

[PHOTO]     F. GREGORY FITZ-GERALD
            Private Investor and
            Financial Consultant

F. Gregory Fitz-Gerald, 53, is a private investor and financial consultant. From 1989 to 1991, Mr. Fitz-Gerald was a Principal of Ocean Capital Corporation, a private investment banking firm headquartered in New York City. Previously, he held senior executive positions with Commercial Credit Company and Primerica Corporation, American Express Company, American Express Credit Corporation, and Merrill Lynch & Co., Inc. Mr. Fitz-Gerald has been a director of IFG since 1987.

[PHOTO]     LAWRENCE PERLMAN
            President and
            Chief Executive Officer
            Ceridian Corporation

Lawrence Perlman, 56, has been President and Chief Executive Officer since 1990 and Chairman since 1992 of Ceridian Corporation. Mr. Perlman was previously Chief Operating Officer and Executive Vice President of Ceridian's predecessor, Control Data Corporation, and President of Imprimis Corporation, Control Data Corporation's data storage products business. Mr. Perlman has been a director of IFG since 1984. Mr. Perlman is also a director of Bio-Vascular, Inc., Computer Network Technology Corp-oration, Ceridian Corporation, Seagate Technology, Inc. and The Valspar Corporation.

[PHOTO]     C. A. RUNDELL, JR.
            Private Investor
            Financial Consultant
            Rundell Enterprises

C. A. Rundell, Jr., 63, has been a private investor and financial consultant, doing business as Rundell Enterprises, since he retired as the Chairman of the Board, President and Chief Executive Officer of Cronus Industries in 1988, positions that he had held since 1977. Mr. Rundell has been a director of IFG since February 1994. Mr. Rundell also serves as chairman of NCI Building Systems, Inc. and as a director of Tyler Corporation, Tandy Brands Accessories, Inc., Eljer Industries, Inc., Bollinger Industries, Inc. and Redman Industries, Inc.

[PHOTO]     ROBERT L. RYAN
            Senior Vice President
            Chief Financial Officer
            Medtronic, Inc.

Robert L. Ryan, 51, has been Senior Vice President and Chief Financial Officer of Medtronic, Inc. since April 1993. Prior to joining Medtronic, he had been Vice President, Finance, and Chief Financial Officer of Union Texas Petroleum Corp. since 1984. Mr. Ryan has been a director of IFG since February 1994. Mr. Ryan also is a director of Riverwood International Corporation, TECO Energy, Inc. and Tampa Electric Company.

[PHOTO]     ARTHUR R. SCHULZE, JR.
            Former Vice Chairman of the Board
            General Mills, Inc.

Arthur R. Schulze, Jr., 64, retired from his position as Vice Chairman of the Board of General Mills, Inc., in January 1993, a position he had held since 1989. He previously served as Executive Vice President of General Mills, Inc. and President of its Grocery Products Food Group. Mr. Schulze has been a director of IFG since 1987. Mr. Schulze is also a director of Tennant Company and Sealright Co., Inc.

[PHOTO]     DAVID A. SMITH
            Chairman
            President and
            Chief Executive Officer
            Rauscher Pierce Refsnes, Inc.

David A. Smith, 48, has been Chairman of the Board of RPR since January 1990, President of RPR since 1985 and Chief Executive Officer of RPR since 1983. Since May 1991, Mr. Smith has also been Executive Vice President of IFG. Mr. Smith has been a director of IFG since 1985.

[PHOTO]     IRVING WEISER
            President and
            Chief Executive Officer
            Inter-Regional Financial Group, Inc.
            Chairman and
            Chief Executive Officer
            Dain Bosworth Incorporated

Irving Weiser, 47, has been Chief Executive Officer of IFG since January 1990 and President of IFG since 1985. Mr. Weiser has also been Chairman and Chief Executive Officer of DBI since April 1990 and was President of DBI from April 1990 until February 1994. Prior to 1985, Mr. Weiser was a partner in the law firm of Dorsey & Whitney Mr. Weiser has been a director of IFG since 1985.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

IFG has an Audit Committee and a Compensation and Organization Committee. The Audit Committee reviews and monitors accounting policies and control procedures of IFG, including recommending the engagement of the independent auditors and reviewing the scope of the audit, and generally assists the Board of Directors in fulfilling its fiduciary responsibilities relating to accounting, financial and reporting policies and practices. The Compensation and Organization Committee determines the policies for and structure and amount of compensation for members of the executive managements of IFG and its operating subsidiaries. The Compensation and Organization Committee also administers the IFG 1986 Stock Option Plan and IFG Executive Deferred Compensation Plan.

The Compensation and Organization Committee also acts as a nominating committee by reviewing candidates for election as director and by annually recommending a slate of directors for approval by the Board of Directors and election by the stockholders. The Compensation and Organization Committee will consider qualified nominees recommended by stockholders. Any stockholder wishing to recommend a nominee must submit the name of such nominee in writing to the Secretary of IFG, together with a statement of the nominee's qualifications. Such information should be received no later than November 24, 1995, with respect to nominations for election at the 1996 Annual Meeting of Stockholders.

The Audit Committee, on which Messrs. Perlman (chairman), Fitz-Gerald, Schulze (until April 27, 1994) and Rundell (beginning April 27, 1994) served, held five meetings in 1994. The Compensation and Organization Committee, on which Messrs. Schulze (chairman), Perlman (until April 27, 1994) and Ryan (beginning April 27, 1994) and Ms. Boren served, held five meetings in 1994. The Board of Directors met five times in 1994. During 1994, no director other than Mr. Ryan attended fewer than 75 percent of the meetings of the Board of Directors and Committees upon which such director served. Mr. Ryan attended five of his seven total meetings (71 percent) for the year, but was unable to attend the Board and Committees meetings held on December 14, 1994.

Compensation

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Compensation and Organization Committee (the "Committee") determines the policies for and structure and amount of compensation for the members of the executive managements of IFG and its subsidiaries (collectively, the "Senior Executives"), including the Chief Executive Officer and four other most highly compensated executive officers of IFG named in the accompanying tables. The Committee's goal is to establish compensation policies and programs that will attract and retain highly qualified executives and will provide an incentive to such executives to focus their efforts on long-term strategic goals by aligning their financial interests closely with long-term stockholder interests. The Committee is composed entirely of independent directors who are not employees of IFG or any of its subsidiaries.

The most significant component of IFG's Senior Executive compensation is cash remuneration in the form of base salary and annual discretionary bonuses. Bonuses are determined based upon the performance of IFG, the individual executive, his or her department or areas of responsibility and his or her employing company during the fiscal year and are awarded in late January or early February of the following year. In evaluating performance, both the achievement of annual financial and non-financial objectives and progress toward long-term strategic objectives are considered. Base salaries generally represent a relatively small portion of total cash remuneration capable of being earned and are average relative to comparable firms in the industry. Bonuses make up a significant portion of the Senior Executives' total cash compensation and, in 1994, constituted as much as 81 percent of a Senior Executive's total cash compensation. The Committee believes that basing a substantial portion of a Senior Executive's compensation on individual, departmental and company performance contributes to the executive's motivation to perform at the highest possible level and is consistent with the building of long-term stockholder value.

As the central component of the IFG Long-Term Incentive Program, the Committee also annually awards to the Senior Executives options to acquire shares of IFG's Common Stock under the IFG 1986 Stock Option Plan. The Committee believes that stock options provide a highly efficient form of compensation from both a cost and accounting perspective, and that such awards align the long-term financial interests of the Senior Executives with the interests of IFG's stockholders, thus providing the kind of incentives necessary to achieving IFG's longer-term strategic goals. The level of options to be awarded each Senior Executive is also linked to performance in that the award is generally determined by applying a Long-Term Incentive Percentage determined by the Committee for such Senior Executive to the amount of total cash compensation (including discretionary bonus compensation) determined by the Committee for such Executive. The Long-Term Incentive Percentages were initially set by the Committee in consultation with an independent firm of management compensation consultants with a goal of providing long-term compensation opportunities to IFG's Senior Executives competitive with those of the executives of other well-performing regional brokerage firms. These percentages are reviewed periodically by the Committee for appropriateness and competitiveness and currently range from 8 to 20 percent of total cash compensation.

An additional component of the IFG Long-Term Incentive Program is the IFG Executive Deferred Compensation Plan (the "Deferred Plan"), which was approved by IFG's stockholders in 1993. The Deferred Plan is a voluntary, non-tax-qualified, deferred compensation plan that encourages IFG's Senior Executives to invest their own capital in IFG Common Stock. Under the Deferred Plan, each Senior Executive may elect, prior to the beginning of a fiscal year, to defer up to 30 percent of his or her discretionary bonus compensation for that year. The deferred amount may be invested either in IFG Common Stock or in an alternate fixed income investment, but the participating Senior Executive will receive an employer-matching contribution only on amounts invested in IFG Common Stock. For 1994, such matching contribution was set at a level equal to 33-1/3 percent of the deferred bonus amount. Participating Senior Executives vest in these employer-matching contributions after four years of continued service, subject to acceleration upon death, permanent disability, retirement under certain conditions or a change in control of IFG.

The Committee believes that the two components of IFG's Long-Term Incentive Program described above will increase over time the levels of stock ownership of IFG's Senior Executives, thus aligning the interests of those persons who have the greatest ability to affect IFG's financial results more closely with the interests of IFG's stockholders. The Committee also believes that significant levels of stock ownership and ownership potential will assist IFG in retaining the services of such Senior Executives.

Determination of 1994 Senior Executive Compensation

The Committee met twice in January 1995 to determine annual discretionary bonuses and long-term incentive compensation for the Senior Executives for 1994. In preparation for these meetings, the Committee reviewed the overall profitability, growth and financial performance of IFG, its subsidiaries and their various business lines.

Chief Executive Officer Compensation.

In determining Mr. Weiser's bonus, the Committee reviewed four key factors it had identified to measure profitability and growth. With respect to profitability, the Committee reviewed IFG's 1994 earnings and return on average equity; and with respect to growth, it reviewed the three-year compounded growth rates in IFG's revenues and stock price. The Committee then reviewed similar information for the most recently available periods for a selected group of publicly held regional brokerage firms believed by the Committee and management of IFG to be comparable with IFG and its significant subsidiaries. All of such firms are included in the Regional Sub-Index of the Lipper Analytical Brokerage Stock Price Index used in the Comparative Stock Performance graph appearing on page 10. The Committee reviewed the overall performance of IFG and its subsidiaries relative to the performance of such other companies giving equal weight to all four of such factors.

The Committee also reviewed data from the most recent publicly available proxy statements for certain of such comparable firms in order to determine competitive compensation levels for other chief executive and chief operating officers within the industry. The Committee compared this information to the relative performance of such firms based on the factors referred to above. The Committee also compared the financial performance of IFG during 1994 against the objectives set by the Board of Directors and management at the beginning of the year. Based on this information, the Committee determined a compensation range that it believed fairly reflected IFG's overall and relative financial performance and was reasonably competitive with other comparable firms in the industry.

The Committee then reviewed the specific non-financial objectives established for IFG by the Board of Directors and management at the beginning of the year. The Committee evaluated Mr. Weiser's performance with respect to these and certain other personal, non-financial objectives.

After consideration of all of the above financial and non-financial performance factors, the Committee, in its discretion, determined the amount of Mr. Weiser's annual bonus. After approval of the bonus, the Committee determined Mr. Weiser's stock option award level based on the application of his Long-Term Incentive Percentage to his total cash compensation as described above. The Committee, in its discretion, also approved the grant of additional stock options to Mr. Weiser in order to increase his level of potential ownership.

Compensation of Other Senior Executives.

The Committee approved individual bonus amounts for each of the Senior Executives other than Mr. Weiser based upon recommendations presented to the Committee by Mr. Weiser. Mr. Weiser's recommendations were based upon his evaluation of each Senior Executive's individual, departmental and company performance and upon advice from other appropriate individuals, including, in particular, Mr. Smith, the President and Chief Executive Officer of RPR, with respect to that firm's Senior Executives, and Mr. Appel, the President and Chief Operating Officer of DBI, with respect to that firm's Senior Executives. In reviewing departmental and company financial performance for each of such Senior Executives, Mr. Weiser also looked to the key components of profitability and growth identified by the Committee. He reviewed with the Committee information concerning the revenues, contributions and profit margins of each of the business lines over the prior three years. Mr. Weiser also summarized for the Committee the performance of certain Senior Executives relative to the objectives, both financial and non-financial, established for such Executives at the beginning of the year. The Committee was also provided historical compensation information prepared by a third-party organization for a group of 15 to 20 regional brokerage firms, including the group of comparable publicly held regional firms referred to above, for background on competitive salary levels within the industry. With respect to Messrs. Smith and Appel, the Committee also reviewed the more current publicly available proxy statement information with respect to the chief executive and chief operating officers of the group of comparable publicly held regional firms referred to above.

After approval of the bonus amounts by the Committee, stock option award levels were determined by application of the applicable Long-Term Incentive Percentage to each Senior Executive's total cash compensation as described above. The Committee, in its discretion, also approved the grant of additional stock options to certain of such Senior Executives, including Messrs. Smith and Appel, in order to increase these key Senior Executives' levels of potential ownership.

Application of Section 162(m).

Section 162(m) of the Internal Revenue Code generally limits corporate deductions to $1,000,000 for compensation paid to each named Senior Executive. Regulations under Section 162(m) permit stock options to be excluded from compensation if certain conditions are met. Because IFG's 1986 Stock Option Plan satisfies these conditions, and because of the voluntary deferrals made pursuant to the IFG Executive Deferred Compensation Plan, the Company does not anticipate that any named Senior Executive will receive compensation during calendar 1995 which will exceed $1,000,000 for purposes of Section 162(m).

Arthur R. Schulze, Jr., Chairman
Susan S. Boren
Robert L. Ryan
Members of the Compensation and
Organization Committee


SUMMARY COMPENSATION TABLE

The following table summarizes, for each of the last three fiscal years of IFG, the compensation paid to or earned by and awarded to the Chief Executive Officer of IFG and each of the four other most highly compensated executive officers of IFG:

                                              Long-Term
                                            Compensation
                                            ------------
                        Annual Compensation    Awards
                        -------------------  ----------
                                             Securities    All
Name &                                       Underlying   Other
Principal                                     Options/  Compensa-
Position          Year   Salary   Bonus(1)(2)  SARs(1)   tion (3)
- -----------------------------------------------------------------
Irving Weiser,    1994  $250,000   $525,000    33,000    $105,688
Pres. & CEO,
IFG; Chairman,    1993   250,000    950,000    40,000     173,946
Pres. & CEO,
DBI (4)           1992   250,000    765,000    49,000      77,244

David A. Smith,   1994  $200,000   $400,000    22,000     $74,807
Chairman, Pres.
& CEO,            1993   200,000    825,000    30,200     169,564
RPR; Exec. VP,
IFG               1992   160,000    690,000    38,000      58,035

John C. Appel,    1994  $175,000   $425,000    22,000     $77,457
Pres. & COO, DBI; 1993   150,000    450,000    20,000      90,301
Exec. VP, IFG (4) 1992   150,000    300,000    16,600      38,455

Daniel J. Reuss,  1994  $120,000   $180,000     2,700     $29,400
Sr. VP,
Treasurer,
Controller        1993    80,000    145,000     2,500      27,681
and acting CFO,
IFG (5)           1992    80,000    100,000     1,100      15,083

J. Scott Spiker,  1994  $110,000   $190,000     6,700  $75,000(6)
Sr. VP, IFG (6)   1992         _          _         _           _
                  1991         _          _         _           _


(1) Awarded with respect to such year in January or February of the following year. See "Report of Compensation Committee on Executive Compensation -- Compensation Philosophy." All options are 10-year options, vesting over four years, having an exercise price equal to the closing price per share of IFG Common Stock on the date of grant as reported on the New York Stock Exchange.

(2) For 1994 and 1993, respectively, includes the following amounts voluntarily deferred by the following named executive officers pursuant to the IFG Executive Deferred Compensation
Plan: Mr.  Weiser, $127,500  and $225,000; Mr. Smith, $85,000 and
$247,500; Mr.  Appel,  $127,500  and  $135,000;  and  Mr.  Reuss,
$36,000 and $29,000. The IFG Executive Deferred Compensation Plan is a voluntary non-tax-qualified, deferred compensation plan in which the executive officers of IFG and certain other managerial or highly compensated employees of IFG or its subsidiaries (the "Senior Executives") may participate. Under the IFG Executive Deferred Compensation Plan, each Senior Executive may elect, prior to the beginning of a fiscal year, to defer up to 30 percent of his or her discretionary bonus for that year. The deferred amounts may be invested either in shares of IFG Common Stock or in an alternate fixed income investment, but the participating Senior Executive will only receive an employer matching contribution on amounts invested in shares of IFG Common Stock. For 1994 and 1993, the employer matching contribution was equal to 331/3 percent of the deferred amount. Each participating named executive officer has elected to have all deferred amounts invested in shares of IFG Common Stock. Participants vest in employer matching contributions after four years and are immediately vested with respect to deferred amounts. Mr. Spiker was not eligible to participate in the IFG Executive Deferred Compensation Plan in 1994.

(3) For 1994 and 1993, respectively, represents: (a) contributions in the following aggregate amounts made during the fiscal year ended December 31 by IFG and/or its subsidiaries pursuant to the IFG Profit Sharing Plan, Stock Bonus Plan and Deferred Compensation Plan for Excess Contributions: Mr. Weiser, $63,230 and $99,021; Mr. Smith, $46,502 and $87,146; Mr. Appel,
$34,999 and  $45,346; and Mr. Reuss, $17,412 and $18,024; and (b)
matching contributions in the following amounts made by IFG and/or its subsidiaries for certain of such executives pursuant to the IFG Executive Deferred Compensation Plan on bonus amounts earned by such executives for the fiscal year ended December 31, but voluntarily deferred: Mr. Weiser, $42,458 and $74,925; Mr. Smith, $28,305 and $82,418; Mr. Appel, $42,458 and $44,955; and
Mr. Reuss, $11,988 and $9,657. Mr. Spiker was not eligible to participate in the IFG Profit Sharing Plan, Stock Bonus Plan and Deferred Compensation Plan for Excess Contributions in 1994. For 1992, the entire amount represents contributions made during the fiscal year ended December 31 by IFG and/or its subsidiaries for such executives pursuant to the IFG Profit Sharing Plan, Stock Bonus Plan and Deferred Compensation Plan for Excess Contributions.

  The IFG Profit Sharing Plan, Stock Bonus Plan and Deferred Compensation Plan for Excess Contributions are broad-based plans in which all employees of IFG and its subsidiaries may participate (subject to certain eligibility requirements). Under the IFG Profit Sharing Plan, IFG and each participating subsidiary annually contributes 3 percent of all participants' eligible compensation. In addition, the board of directors of each company may elect to make an additional discretionary contribution to such Plan. Such discretionary contributions for all IFG companies equaled 2.44 percent of all eligible compensation in 1994 and 5 percent of all eligible compensation in each of 1993 and 1992 . Any contributions to which a participant would otherwise have been entitled under the IFG Profit Sharing Plan but that exceeded federal tax law limitations were instead credited to an account established for such participant pursuant to the IFG Deferred Compensation Plan for Excess Contributions and earned interest at a crediting rate established in accordance with such Plan. The IFG Deferred Compensation Plan for Excess Contributions has been terminated for compensation earned subsequent to December 31, 1994. Under the IFG Stock Bonus Plan, participating employees receive employer matching contributions at a rate of 50 percent on voluntary, before-tax contributions of up to 5 percent of their eligible compensation (subject to federal tax law limitations) made by such employees to their accounts under the Plan. Participants vest in employer contributions after five years under the IFG Profit Sharing Plan, Stock Bonus Plan and Deferred Compensation Plan for Excess Contributions.

(4) Effective February 3, 1994, Mr. Appel was named President and
Chief Operating Officer of DBI and resigned his former positions as Chief Financial Officer of each of IFG and DBI. Mr. Weiser resigned as President of DBI at the same time.

(5) Effective January 1, 1995, Mr. Reuss was named Executive Vice
President and Chief Financial Officer of DBI. He continues to serve as acting Chief Financial Officer of IFG on an interim basis.

(6) Mr. Spiker joined IFG as Senior Vice President and Director of Strategic Planning & Corporate Development on February 1, 1994. In January 1995, he was appointed Chief Executive Officer and President of IFG Asset Management Services, Inc. (formerly Insight Investment Management, Inc.). He continues to serve as a Senior Vice President of IFG. Under the terms of Mr. Spiker's offer of employment, he was guaranteed a total cash compensation for 1994 of $300,000 assuming that certain conditions were satisfied. In addition, Mr. Spiker was paid $75,000 pursuant to a loan agreement that provides that IFG will forgive such amount in equal installments of $25,000 on each of March 1, 1995, 1996 and 1997 if he is still employed by the Company on such dates. If Mr. Spiker ceases to be employed by the Company prior to March 1, 1997, the remaining principal balance of the loan, together with interest thereon, will become immediately due and payable. Mr. Spiker was also granted options to purchase 4,000 shares of IFG Common Stock upon commencement of his employment.

OPTIONS AND STOCK APPRECIATION RIGHTS

The following tables summarize option grants made to the executive officers named in the Summary Compensation Table with respect to the year ended December 31, 1994, option exercises by such named executive officers during the year ended December 31, 1994, and the potential realizable value of the options held by such persons at December 31, 1994. No stock appreciation rights ("SARs") have been granted to any of the named executive officers.


   Option/SAR Grants With Respect to Year Ended December 31, 1994

               Individual Grants
- -----------------------------------------
                 % of Total
                  Options
                   /SARs
                  Granted
       Number of     to    Exercise          Potential Realizable
       Securities  Emplo-    or                Value At Assumed
       Underlying   yees    Base            Annual Rates of Stock
         Options    with    Price             Price Appreciation
          /SARs    Respect  (per   Expir-    for Option Term (2)
         Granted     to    share)  ation  -----------------------
Name       (1)      1994    (1)    Date   5%($38.69)  10%($61.60)
- -----------------------------------------------------------------
Irving
 Weiser   33,000  16.4%  $23.75  2/1/2005   $493,020   $1,249,050
David A.
 Smith    22,000  10.9%  $23.75  2/1/2005   $328,680     $832,700
John C.
 Appel    22,000  10.9%  $23.75  2/1/2005   $328,680     $832,700
Daniel J.
 Reuss     2,700   1.3%  $23.75  2/1/2005    $40,338     $102,195
J. Scott
 Spiker    4,000   2.0%  $31.25  2/1/2004  $78,600(3) $199,200(3)
           2,700   1.3%  $23.75  2/1/2005     40,338      102,195
           -----   ---                      --------   ----------
           6,700   3.3%                     $118,938     $301,395


(1) All of these options were granted on February 1, 1995, based upon 1994 performance, except for 4,000 shares granted to Mr. Spiker on February 1, 1994, in connection with the commencement of his employment by the Company. See "Report of Compensation Committee on Executive Compensation _ Compensation Philosophy" and Note (6) to the Summary Compensation table. All such options become exercisable as follows: 20 percent of such option shares on the second anniversary of the date of grant; an additional 30 percent of such option shares on the third anniversary of the date of grant; and the remaining 50 percent of such option shares on the fourth anniversary of the date of grant. All options were granted with an exercise price equal to the closing price per share of IFG's Common Stock on the date of grant as reported on the New York Stock Exchange.

(2) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of 5 percent and 10 percent from the date of grant through the full 10-year option term. The amount in parentheses indicates what the price would be for one share of IFG Common Stock at the end of such 10-year period for the options granted February 1, 1995, at such rates of appreciation. The amounts given represent assumed rates of appreciation only. Actual gains, if any, on option exercises will depend on future performance of the IFG Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Based on assumed stock values of $50.90 and $81.05 at assumed annual appreciation rates of 5% and 10%, respectively.


 Aggregate Option/SAR Exercises In Year Ended December 31, 1994,
      and Value of Options/SARs Held at December 31, 1994
- -----------------------------------------------------------------
                                                      Value of
                                     Number of       Unexercised
                                    Unexercised     In-The-Money
                                    Securities         Options/
                                Underlying Options/    SARs at
                                   SARs Held at      December 31,
            Shares               December 31, 1994      1994
           Acquired                (Exercisable/    (Exercisable/
              on        Value     Unexercisable)   Unexercisable)
Name       Exercise   Realized(1)        (2)          (1)(2)
- -----------------------------------------------------------------
Irving
 Weiser      4,000     $94,000    28,200/96,800 $424,725/$180,525
David A.
 Smith       4,000     $91,500    23,500/74,700 $353,938/$144,063
John C.
 Appel       3,200     $60,625    9,250/39,850  $138,219/$66,631
Daniel J.
 Reuss       1,000     $23,750     2,700/4,900   $39,788/$14,188
J. Scott
 Spiker          _           _         0/4,000          $0/$0


(1) "Value" has been determined based upon the difference between the per-share option exercise price and the closing price per share of IFG Common Stock as reported on the New York Stock
Exchange at the date of exercise or December 31, 1994.

(2) Does not include the number or value of unexercisable options granted subsequent to December 31, 1994, included in the Option
Grant table above.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total shareholder return on IFG's Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Regional Sub-Index of the Lipper Analytical Brokerage Stock Price Index over the same period (assuming the investment of $100 in each on December 31, 1989, and the reinvestment of all dividends).

The following is a tabular depiction of the stock performance line graph presented in the paper format on the Company's filing:

              1989     1990     1991     1992     1993     1994
            ----------------------------------------------------
IFG         $100.00   $58.83  $198.53  $213.93  $337.40  $278.76

Regional     100.00    81.81   215.56   240.88   316.51   268.14

S&P 500
Index        100.00    96.89   126.35   135.96   149.46   151.42


(1) Total return calculations on the S&P 500 Index were performed by Standard & Poor's Compustat Services, Inc.

(2) Total return calculations on the Regional Sub-Index of the Lipper Analytical Brokerage Stock Price Index were performed by Lipper Analytical Securities Corporation. This index is comprised of 15 publicly held regional securities firms, including IFG, and has been weighted based upon the market capitalizations of such firms in accordance with Securities and Exchange Commission rules.

COMPENSATION OF DIRECTORS

IFG's non-employee  director compensation  currently consists  of
(i) base compensation in the amount of $15,000 per year; (ii) $500 for attendance at each Board of Directors or Committee meeting; (iii) an additional $1,500 per year for each of the chairman of the Audit Committee and the chairman of the Compensation and Organization Committee; and (iv) per diem compensation of $500 per half day or $1,000 per whole day for significant additional time spent on Company matters beyond the scope of normal preparation for and attendance at Board and Committee meetings. In addition, in order to provide additional incentive for its non-employee directors to serve for significant periods, IFG has entered into retirement agreements with each of such directors. Such agreements provide that, upon retirement from the Board after at least five years of service as a director, a non-employee director will be paid an annual retainer fee for the number of years served (up to a maximum of ten years). The amount of the retainer is determined by multiplying the annual base compensation rate in effect at the time of retirement by a percentage equal to 10 percent for each year served (up to a maximum of ten years). Each non-employee director of IFG is also automatically granted upon election or reelection to IFG's Board of Directors a five-year, non-qualified option to purchase 2,000 shares of IFG's Common Stock which is first exercisable six months after the date of grant. Such options are granted with an exercise price equal to the closing price per share of IFG Common Stock as reported on the New York Stock Exchange on the date of grant. Additionally, pursuant to the IFG Restricted Stock Plan for Non-Employee Directors approved by IFG's stockholders in 1994, non-employee directors are offered the opportunity, effective for the Board year beginning with the 1995 Annual Meeting, to elect to receive IFG Common Stock in lieu of all or 50 percent of the $15,000 annual base compensation referred to above. Under the Plan, electing directors are entitled to receive restricted shares of IFG Common Stock having a market value, based on the closing sale price per share of IFG Common Stock on the New York Stock Exchange on the date of grant, equal to 110 percent of the base compensation foregone. The Restricted Stock Plan provides for vesting of such restricted shares over a five-year period, as follows: 20 percent on the third anniversary of the annual meeting with respect to which the director has made the election; 30 percent on the fourth anniversary of such date; and the remaining 50 percent on the fifth anniversary of such date.

CERTAIN TRANSACTIONS

DBI and RPR are broker-dealers who extend credit from time to time under Federal Reserve Regulation T to certain of IFG's directors and executive officers and members of their immediate families. All such loans are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

Proposal 2 -- Ratification of Appointment of Auditors

The Board of Directors, based upon the recommendation of its Audit Committee, has appointed KPMG Peat Marwick LLP as independent auditors to audit the consolidated financial statements of IFG and its subsidiaries for the current fiscal year ending December 31, 1995, and to perform other appropriate accounting services and recommends that the stockholders of IFG ratify that appointment. KPMG Peat Marwick LLP audited IFG's financial statements for the fiscal years ended December 31, 1992 through 1994. Representatives of KPMG Peat Marwick LLP will be present at the 1995 Annual Meeting of Stockholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The affirmative vote of a majority of the outstanding shares of IFG Common Stock present and entitled to vote at the 1995 Annual Meeting is required to approve Proposal 2 ratifying the appointment of KPMG Peat Marwick LLP. Proxies will be voted in favor of Proposal 2 unless otherwise specified. If an executed proxy card is returned and no instruction is given, the shares of IFG Common Stock represented by such proxy will be voted in favor of Proposal 2. If an executed proxy card is returned and the stockholder has abstained from voting on Proposal 2, the shares of IFG Common Stock represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to Proposal 2, but will not be considered to have been voted in favor of Proposal 2.

Deadline for Submission of Stockholder Proposals

Any proposal by a stockholder which may properly be presented at the next annual meeting of IFG's stockholders must be received at IFG's principal executive offices, Dain Bosworth Plaza, 60 South Sixth Street, P.O. Box 1160, Minneapolis, Minnesota 55440-1160, not later than November 24, 1995.

General

The Board of Directors of IFG does not know of any other business to come before the 1995 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment.

The entire cost of soliciting proxies for the 1995 Annual Meeting of Stockholders will be borne by IFG. In addition to soliciting proxies by mail, officers, directors and other regular employees of IFG or its subsidiaries may solicit proxies on behalf of the Board of Directors of IFG in person or by telephone. IFG will also request that brokers or other nominees who hold shares of IFG Common Stock in their names for the benefit of other persons forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at IFG's expense.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Carla J. Smith
Secretary
March 23, 1995

Inter-Regional Financial Group, Inc.
Dain Bosworth Plaza
60 South Sixth Street
P.O. Box 1160
Minneapolis, Minnesota  55420-1160
(612) 371-7750

Upon written request, Inter-Regional Financial Group, Inc., will furnish, without charge, to persons solicited by this Proxy Statement a copy of its Annual Report on Form 10-K (excluding exhibits) filed with the Securities and Exchange Commission for its fiscal year ended December 31, 1994. Requests should be addressed to Inter-Regional Financial Group, Inc., P.O. Box 1160, Minneapolis, Minnesota 55440-1160, Attention: Carla J. Smith, Secretary.

APPENDIX A

PROXY          This Proxy is solicited on Behalf of the Board of
P.O. Box 160   Directors.  The undersigned hereby appoints
Minneapolis,   Richard D. McFarland and Irving Weiser, and each
Minnesota      of them, with power to appoint a substitute, to
55440-1160     vote all shares the undersigned is entitled to vote
               at the Annual Meeting of Stockholders of Inter-Regional
[LOGO]         Financial Group, Inc. to be held on May 2, 1995,
               and at all adjournments thereof, as specified
               below on the matters referred to and in their
               discretion upon any other matters which may be brought
               before the meeting.
- ------------------------------------------------------------------

1. Election of   __ For all nominees      __ Withhold Authority
   Directors        listed below (except     to vote for all
                    as marked to the         nominees listed
                    contrary)*               below

J.C. Appel, S.S. Boren, F.G. Fitz-Gerald, L. Perlman,
C.A. Rundell, Jr., R.L. Ryan, A.R. Schulze, Jr., D.A. Smith and I. Weiser

*(Instruction: To withhold authority to vote for any individual nominee, draw a line through that nominee's name.)
- -----------------------------------------------------------------

2. Ratification of appointment
   of auditors                  __  For  __ Against __ Abstain
- -----------------------------------------------------------------

3. Discretionary authority to vote on any other business that may properly come before the meeting.

- -----------------------------------------------------------------

This proxy, where properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees named in
Item 1 and FOR Proposals 2 and 3.

Please sign exactly as name appears below: When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature

Signature (if held jointly)

Dated:  __________________, 1995.